Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-48814, 333-66382, 333-107818, 333-117969, 333-151764, 333-162322, 333-167628, 333-176237 and 333-184727) on Form S-8 of Ixia of our report dated April 30, 2012, except for certain information in Note 7 as to which the date is November 9, 2012, with respect to the balance sheets of BreakingPoint Systems, Inc. as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity, and cash flows, for the years then ended, which report appears in the Form 8-K/A of Ixia dated November 9, 2012.

 /s/ KPMG LLP

Austin, Texas

November 9, 2012